Exhibit 10.17

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of January, 2016, by and between Infor (US), Inc., a Delaware corporation and successor in interest to Infor Global Solutions (Michigan), Inc. (the “Company”), and C. James Schaper (“Executive”). The Company is an indirect, wholly-owned Subsidiary of Infor Enterprise Applications, L.P., a Delaware limited partnership (“Parent”).

The Company and Executive are party to that certain Amended and Restated Employment Agreement, dated as of December 6, 2010, as previously amended (the “Prior Agreement”). The Company and Executive desire to amend and restate the Prior Agreement in its entirety upon the terms set forth herein.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Prior Agreements.

(a) The Company hereby agrees to continue Executive’s employment with the Company, and Executive hereby agrees to continue his employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement (the “Commencement Date”) and ending as provided in Section 4 hereof.

(b) Other than that certain Indemnity Agreement, dated February 23, 2009 (together with any and all predecessor director and officer indemnity agreements entered into by and among Executive and/or Parent and any of its Subsidiaries), by and among Executive, Parent and certain of Parent’s Subsidiaries (it being acknowledged by each of the undersigned that each of the foregoing indemnity agreements will survive in accordance with their express terms and conditions), any and all prior agreements or understandings between Executive and Parent or any of its Subsidiaries with respect to Executive’s employment (including the Prior Agreement) are hereby terminated in their entirety as of the date hereof and shall be of no further force or effect and neither party thereto shall have any further liabilities or obligations with respect thereto. For the avoidance of doubt, nothing herein shall supersede, terminate or otherwise affect any agreement between Executive and Parent or any of its Subsidiaries with respect to Executive’s ownership or sale of any equity securities (including options) of Parent or any of its Subsidiaries.

2. Position and Duties.

(a) During the Employment Period (as defined below), Executive shall serve as an advisor to the Chief Executive Officer (the “CEO”) and the Board of Directors (the “Board”) of Parent and the Company. Executive will report to, and be subject to the overall direction and authority of the CEO and Board.

(b) Executive will devote Executive’s best efforts, and such time and attention to the business and affairs of the Company commensurate with Executive’s assigned duties for the Company. Executive will perform Executive’s duties and responsibilities to the Company to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) Executive shall perform Executive’s duties hereunder at the Company’s executive offices in Alpharetta, Georgia or such other location as may be mutually agreed between the Company and Executive (the “Executive’s Place of Business”). Executive agrees to render Executive’s services away from Executive’s office from time to time for reasonable lengths of time and for a reasonable number of trips in the ordinary course of business, as the proper performance of Executive’s duties may require.

(d) For purposes of this Agreement, “Subsidiaries” (in either plural or singular form) shall mean any corporation or other entity (including the Company) of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent, directly or indirectly through one or more Subsidiaries.

3. Base Salary, Benefits and Business Expenses.

(a) During the Employment Period, Executive’s base salary will be $440,000 per annum (the “Base Salary”), which salary will be subject to adjustment by the Board in its discretion and will be payable in regular installments in accordance with the Company’s general payroll practices for all salaried employees and will be subject to customary withholding. In addition, during the Employment Period, Executive will be entitled to participate in all of the Company’s employee benefit programs for which all other executive employees of the Company are generally eligible (excluding any incentive equity compensation, which will be determined on a case-by-case basis, and excluding any bonus or severance plans, if any) in accordance with the terms and conditions of such programs as the same may be amended or modified from time to time. Executive shall be entitled to such amount of vacation during each year of the Employment Period as is consistent with the Company’s policy for senior executives.

(b) During the Employment Period, the Company will reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, Executive shall be, for so long as the Company maintains an ownership interest in a private aircraft, entitled to use such aircraft for up to 20 hours per calendar year of personal use and the Company shall gross up for tax purposes any deemed income to Executive arising pursuant to such use, so that the economic benefit is the same to Executive as if such payments were provided on a non-taxable basis to Executive. To the extent that any reimbursements or in-kind benefits under this Agreement constitute “Non-qualified Deferred Compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

4. Term.

(a) The employment period (the “Employment Period”) will commence on the Commencement Date and will terminate immediately upon the first to occur of: (i) the third anniversary of the Commencement Date, (ii) the effective date of Executive’s resignation; (iii) Executive’s death or Disability (as defined in Internal Revenue Code Section 22(e)(3)); or (iv) the Company’s election to terminate Executive’s employment at any time for Cause (as defined below) or without Cause.

(b) Except as otherwise expressly provided in this Section 4, Executive shall not be entitled to any salary, bonuses, employee benefits or compensation from Parent or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other non-forfeitable employee benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination; other than those expressly required under applicable law (such as COBRA). Any termination of Executive’s employment by the Company shall be effective as specified in a written notice to Executive from the Company, provided the Company provides Executive at least 90 days prior written notice of any termination without Cause. The Company may offset any amounts Executive owes to Parent or any of its Subsidiaries against any amounts the Company owes Executive hereunder. The termination of Executive’s employment with the Company for any reason shall be deemed to automatically remove Executive, without any further action, from any and all offices held by Executive with the Company, Parent or any of their respective Subsidiaries (including, without limitation, any office as a member of the board of directors of the Company, Parent or any of their respective Subsidiaries). Executive agrees to promptly sign and submit notice(s) of resignation or any other documents reasonably requested in order for the Parent or any of its Subsidiaries to effect the removal of Executive from any offices held by Executive.

(c) If the Employment Period is terminated by the Company without Cause (as defined below) with a termination date that is prior to the first anniversary of the Commencement Date, Executive shall be entitled to an amount as severance equal to any unpaid Base Salary Executive would have received if Executive continued to be employed by the Company through the first anniversary of the Commencement Date (“Severance”). Any Severance shall be payable in accordance with the Company’s standard payroll cycle as in effect on the date of termination, but in no event less frequently than monthly. If the Employment Period is terminated for any reason other than the circumstances described in the first sentence of this Section 4(c) that give rise to a Severance obligation of the Company, Executive will be entitled only to receive his Base Salary and other non-forfeitable, vested employee benefits accrued but not yet paid through the date of such termination.

(d) For purposes of this Agreement as it relates to Executive, “Cause” means (i) the commission of a felony or any act of fraud or any act or omission involving dishonesty, or material disloyalty with respect to Parent or any of its Subsidiaries or any of their respective customers, suppliers or other material business relations, (ii) conduct tending to bring Parent or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) failure to perform material duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to Parent or any of its Subsidiaries, or (v) any other material breach by Executive of this Agreement; provided, however, that Cause shall not exist for actions or conduct under clauses (ii), (iii), (iv) or (v) of this Section 4(d) unless such actions or conduct continues for a period of ten (10) days after receipt by Executive of written notice of the need to cure or cease, if such actions or conduct are capable of cure.

(e) In the event of Executive’s termination of employment, Executive will take all necessary and reasonable actions to effect a smooth transition of Executive’s duties to such person or persons as may be designated by the Board or its designee.

5. Confidential Information. Executive acknowledges and agrees that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of Parent or any of its Subsidiaries obtained by Executive while employed by Parent or any of its Subsidiaries or while serving as an officer or director of Parent or any of its Subsidiaries (“Confidential Information”) are the property of Parent or such Subsidiary. Therefore, during the Employment Period and at all times thereafter, Executive agrees that Executive will not disclose to any unauthorized person or use for Executive’s own purposes, except in the performance of Executive’s duties and responsibilities hereunder, any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined Section 6 below) or the business of Parent or any of its Subsidiaries which Executive may then possess or have under Executive’s control. Notwithstanding the foregoing, Executive is permitted to disclose Confidential Information to the extent required to provide truthful testimony before a court or other governmental authority or to the extent required to respond to a properly issued subpoena of Executive (individually and collectively, “Compelled Disclosure”); provided that Executive provides such prior written notice to the Company of such Compelled Disclosure to allow the Company to either contest such intended Compelled Disclosure and/or seek an appropriate protective order from a court of competent jurisdiction.

6. Inventions and Patents. Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Parent’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Parent or any of its Subsidiaries (“Work Product”) belong to Parent or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder (which each of the undersigned acknowledge and agree provide sufficient good and valuable consideration for the non-compete and non-solicitation covenants set forth in this Section 7) and any equity compensation to be made available to Executive pursuant to Parent’s incentive equity plans, Executive acknowledges that in the course of Executive’s employment with the Company Executive has become, and will continue to become, familiar with Parent’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning Parent and its Subsidiaries and that Executive’s services are and will continue to be of special, unique and extraordinary value to Parent and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and until the date that is one year after the termination of the Employment Period for any reason (the “Noncompete Period”), Executive will not directly or indirectly, for Executive or any other person, (1) induce or attempt to induce any employee of Parent or any of its Subsidiaries to leave the employ of Parent or any of its Subsidiaries, or in any way interfere with the relationship between Parent or any of its Subsidiaries, on the one hand, and any employee thereof, on the other, (2) hire any person who is (or in the case of a former employee, was an employee of Parent or any of its Subsidiaries at any time during the 180 day period prior to any attempted hiring by Executive) an employee of Parent or any of its Subsidiaries, (3) induce or attempt to induce any supplier, licensee, licensor or other material business relation of Parent or any of its Subsidiaries to cease doing business with Parent or such Subsidiary, or in any way interfere with the relationship between any such supplier, licensee, licensor or material business relation and Parent or such Subsidiary of Parent, as the case may be (including, without limitation, making any negative statements or communications about Parent or any of its Subsidiaries) or (4) Participate in any Competitive Business. “Participate” includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not preclude Executive from the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. “Competitive Business” means any business in the world that is, as of the Commencement Date of this Agreement, a direct competitor of Parent or its Subsidiaries or of any technology company controlled by Golden Gate Capital or investment funds managed by Golden Gate Capital. For the avoidance of doubt, Executive’s employment by, or provision of services to, any private equity firm during or following the Employment Period shall not be prohibited by this Section 7(a) so long as Executive’s employment or services, as applicable, do not relate to any business or investment that would constitute a Competitive Business. Executive agrees that the aforementioned covenant contained in this Section 7(a) is reasonable with respect to its duration, geographical area and scope. Notwithstanding anything to the contrary contained in this Section 7(a), the provisions of this Section 7(a) shall not apply to any activity conducted by Executive following the Employment Period for any business affiliated with Golden Gate Capital or investment funds managed by Golden Gate Capital.

(b) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this letter agreement. Therefore, in the event a breach or threatened breach of this letter agreement, Parent, the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event a court determines that Executive breached or violated this Section 7, the periods of such restrictive covenants will be tolled until such breach or violation has been duly cured.

8. Additional Acknowledgments. Executive expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to Parent and its Subsidiaries of the non-enforcement of Sections 5, 6 and 7 outweighs any harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

9. Other Businesses. As long as Executive is employed by the Company, Executive agrees that Executive will not, except with the express written consent of the Board, become engaged in, or render services for any business other than the business of Parent, any of its Subsidiaries or any of their affiliates if such engagement or services would impair or limit Executive’s ability to provide the services contemplated under this Agreement.

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than any agreement or arrangement between Executive and any business affiliated with Golden Gate Capital or investment funds managed by Golden Gate Capital) that conflicts with Executive’s obligations under this Agreement; and (iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement shall be the valid and binding obligation of

Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with (or has had an opportunity to consult with) independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

11. Survival. This Agreement shall remain in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period for any reason.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

C. James Schaper

Notices to the Company:

Infor (US), Inc.

Attention: Chief Executive Officer

641 Avenue of the Americas

4th Floor

New York, NY 10011

With a copy to:

Infor (US), Inc.

Attention: General Counsel

Suite 110

40 General Warren Boulevard

Malvern, PA 19355

Facsimile: (678) 319-9032

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect its subject matter and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except as otherwise expressly stated herein, including, without limitation, any prior agreement between Executive and the Company or any of its affiliates with respect to Executive’s employment by Parent or any of its Subsidiaries (but excluding, for the avoidance of doubt, any agreement between Executive and Parent or any of its Subsidiaries with respect to Executive’s ownership of any equity securities (including options) of Parent or any of its Subsidiaries).

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder. Each of Parent and each of its Subsidiaries and Golden Gate Capital and the investment funds managed by it are intended third party beneficiaries of this Agreement to the extent provided herein.

18. Choice of Law; Venue; Waiver of Jury Trial. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of State of Georgia. In addition, the parties agree to the waiver of a jury trial in connection with any dispute, claim or controversy arising out of or related to this Agreement. Each party hereto irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of Georgia and of the United States of America located in the State of Georgia for any action, suit or proceeding arising out of or relating to this Agreement (and irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts, other than in connection with the enforcement of a judgment rendered by any such court, which judgment may be enforced in any court having appropriate jurisdiction), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. Tax Withholdings. All amounts specified herein shall be reduced by all required tax withholdings.

21. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 21(c)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A.

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INFOR (US), INC.

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Its:	President

/s/ C. James Schaper
C. JAMES SCHAPER